UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 3, 2022 biote Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-40128	85-1791125
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1875 W. Walnut Hill Ln #100

Irving, Texas 75038

(Address of principal executive offices, including zip code)

(844) 604-1246

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	BTMD	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Class A common stock, each at an exercise price of $11.50 per share	BTMDW	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 3, 2022, the Board of Directors (the “Board”) of biote Corp. (the “Company”) increased the size of the Board from six to seven directors and, following the recommendation of the Nominating and Corporate Governance Committee, appointed Debra L. Morris to serve as a member of the Board and as a member of the Board’s Audit Committee, effective immediately. Ms. Morris is a Class II director whose term will expire at the Company’s 2023 Annual Meeting of Stockholders. The Board has determined that Ms. Morris is “independent” pursuant to the rules of The Nasdaq Stock Market LLC (“Nasdaq”) and other governing laws and applicable regulations.

Ms. Morris, age 63, served as the executive vice president and chief financial officer of Apria, Inc. (Nasdaq: APR) from March 2013 through October 2022. Prior to that, Ms. Morris served as Chief Financial Officer-Americas for Sitel Worldwide Corporation from February 2010 to February 2013. Prior to that she served as a partner of Tatum LLC from 2004 to 2010 and as a director from 2008 to 2010 and provided interim and permanent chief financial officer services for companies contracted with Tatum LLC including LifeMasters Supported SelfCare and RelaDyne. Effective May 15, 2020, Ms. Morris serves as a director for Alternative Logistics Technologies, Holdco, LLC (a.k.a EverDriven) and serves as the chair of the audit committee. Effective December 31, 2020, Ms. Morris serves as a director for Rexford Industrial (REXR) and serves on the audit, compensation and nomination and governance committees. Ms. Morris holds a B.S. in Business Administration from Colby Sawyer College in New London, New Hampshire.

There is no arrangement or understanding between Ms. Morris and any other person pursuant to which she was selected as a director, and there is no family relationship between Ms. Morris and any of the Company’s other directors or executive officers. There are no transactions between Ms. Morris and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

As a non-employee director of the Company, Ms. Morris is eligible to participate in the Company’s non-employee director compensation policy, pursuant to which she will receive (a) an annual cash base retainer of $45,000 per year for service on the board and (b) an annual cash retainer of $10,000 per year for service on the Audit Committee of the board and (c) an initial equity award with a grant-date fair value of $350,000. The initial equity award (i) will be made pursuant to the Company’s 2022 Equity Incentive Plan, (ii) will consist of an option to purchase the Company’s Class A common stock, and (iii) will vest in 36 substantially equal monthly installments following the grant date, subject to her continued board service.

In addition, on the date of each annual stockholder meeting of the Company, and assuming Ms. Morris continues to service as a non-employee member of the board following such stockholder meeting, Ms. Morris will automatically be granted an option to purchase shares of the Company’s Class A common stock with a grant date fair value of up to $175,000 (but prorated to reflect the time between her initial election or appointment date and the date of such first annual stockholder meeting), vesting in full on the earlier of the first anniversary of the grant date or the day prior to the date of the Company’s next following annual stockholder meeting, subject to her continued board service.

All of Ms. Morris’s then-outstanding equity awards granted in connection with the Company’s non-employee director compensation policy shall vest and become exercisable in full if the Company is subject to a change in control prior to the termination of her continuous board service.

In connection with Ms. Morris’s election to the Board, the Company and Ms. Morris entered into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K (File No. 001-40128), filed with the SEC on June 2, 2022. This agreement requires the Company to indemnify Ms. Morris, to the fullest extent permitted by Delaware law, for certain liabilities to which she may become subject as a result of her affiliation with the Company.

Item 7.01	Regulation FD Disclosure.

A copy of the press release announcing the appointments of Ms. Morris to the Board has been filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1933, as amended, or the Exchange Act, or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference into the filings of the registrant under the Exchange Act, regardless of any general incorporation language in such filings. This Current Report on Form 8-K will not be deemed an admission as to the materiality of any information contained in this Item 7.01, including Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated November 7, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOTE CORP.

By:	/s/ Teresa S. Weber
Name:	Teresa S. Weber
Title:	Chief Executive Officer

Date: November 7, 2022